Exhibit 33.5.1

[Letterhead of SunTrust Mortgage, Inc.]

Certification Regarding Compliance with Applicable Servicing Criteria

1.	SunTrust Mortgage, Inc. is responsible for assessing compliance with the servicing criteria applicable to it under paragraph (d) of Item 1122 of Regulation AB, as of and for the 12-month period ending December 31, 2007 (the “Reporting Period”), as set forth in Appendix A hereto. The transactions covered by this report include asset-backed securities transactions for which SunTrust Mortgage, Inc. acted as servicer, involving residential mortgage loans occurring after December 31, 2005 (the “Platform”);

2.	SunTrust Mortgage, Inc. has engaged certain vendors, which are not deemed to be servicers as defined in Item 1101(j) of Regulation AB (the “Vendors”), to perform specific, limited or scripted activities, and SunTrust Mortgage, Inc. elects to take responsibility for assessing compliance with the servicing criteria or portion of the servicing criteria applicable to such Vendors’ activities as set forth in Appendix A hereto;

3.	Except as set forth in paragraph 4 below, SunTrust Mortgage, Inc. used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess the compliance with the applicable servicing criteria;

4.	The criteria listed in the column titled “Inapplicable Servicing Criteria” on Appendix A hereto are inapplicable to SunTrust Mortgage, Inc. based on the activities it performs, directly or through its Vendors, with respect to the Platform;

5.	SunTrust Mortgage, Inc. has complied, in all material respects, with the applicable servicing criteria as of December 31, 2007, and for the Reporting Period with respect to the Platform taken as a whole, except as described on Appendix B hereto;

6.	SunTrust Mortgage, Inc. has not identified and is not aware of any material instance of noncompliance by the Vendors with the applicable servicing criteria as of December 31, 2007, and for the Reporting Period with respect to the Platform taken as a whole;

7.	SunTrust Mortgage, Inc. has not identified any material deficiency in its policies and procedures to monitor the compliance by the Vendors with the applicable servicing criteria as of December 31, 2007, and for the Reporting Period with respect to the Platform taken as a whole; and

8.	Ernst and Young LLP, a registered public accounting firm, has issued an attestation report on SunTrust Mortgage, Inc.’s assessment of compliance with the applicable servicing criteria for the Reporting Period.

SunTrust Mortgage, Inc

/s/ John R. Purcell, Jr.
John R. Purcell, Jr.
Senior Vice President – Manager, Servicing Division

Dated: March 6, 2008

APPENDIX A

SERVICING CRITERIA		APPLICABLE SERVICING CRITERIA		INAPPLICABLE SERVICING CRITERIA
Reference	Criteria	Performed Directly by SunTrust Mortgage, Inc.	Performed by Vendor(s) for which SunTrust Mortgage, Inc. is the Responsible Party	Performed by subservicer(s) or vendor(s) for which SunTrust Mortgage, Inc. is NOT the Responsible Party	NOT performed by SunTrust Mortgage, Inc. or by subservicer(s) or vendor(s) retained by SunTrust Mortgage, Inc.

General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	✓

1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	✓

1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the pool assets are maintained.				✓

1122(d)(1)(iv)	A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.	✓

Cash Collection and Administration
1122(d)(2)(i)	Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.	✓	✓[1]	✓[2]

1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	✓

1122(d)(2)(iii)	Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.	✓

1122(d)(2)(iv)	The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.	✓

1122(d)(2)(v)	Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.	✓

1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	✓

✓[1]	Vendors: PayMap, CheckFree, and Western Union in aggregate are responsible for the payments component of this criterion at levels less than 5%.
✓[2]	SunTrust Bank, the parent of SunTrust Mortgage, Inc., is responsible for the lockbox payments component of this criterion.

SERVICING CRITERIA		APPLICABLE SERVICING CRITERIA		INAPPLICABLE SERVICING CRITERIA
Reference	Criteria	Performed Directly by SunTrust Mortgage, Inc.	Performed by Vendor(s) for which SunTrust Mortgage, Inc. is the Responsible Party	Performed by subservicer(s) or vendor(s) for which SunTrust Mortgage, Inc. is NOT the Responsible Party	NOT performed by SunTrust Mortgage, Inc. or by subservicer(s) or vendor(s) retained by SunTrust Mortgage, Inc.
1122(d)(2)(vii)	Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.	✓

Investor Remittances and Reporting
1122(d)(3)(i)	Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of pool assets serviced by the Servicer.	✓[3]

1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	✓[3]

1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	✓[3]

1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	✓[3]

Pool Asset Administration
1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related mortgage loan documents.			✓[4]

1122(d)(4)(ii)	Pool asset and related documents are safeguarded as required by the transaction agreements			✓[4]

1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	✓

✓[3]

For purposes of assessing the servicing criteria listed in Items 1122(d)(3)(i) - (iv), SunTrust Mortgage has determined, consistent with the Securities and Exchange Commission Telephone Interpretation 11.03, that the “investor” for these purposes is the entity to which SunTrust Mortgage provides the related information (i.e., master servicer, trustee, etc.).

✓[4]	1122(d)(4) (i),(ii) SunTrust Bank, the parent of SunTrust Mortgage, Inc., is responsible for the safeguarding and custodial component of this criterion.

SERVICING CRITERIA		APPLICABLE SERVICING CRITERIA		INAPPLICABLE SERVICING CRITERIA
Reference	Criteria	Performed Directly by SunTrust Mortgage, Inc.	Performed by Vendor(s) for which SunTrust Mortgage, Inc. is the Responsible Party	Performed by subservicer(s) or vendor(s) for which SunTrust Mortgage, Inc. is NOT the Responsible Party	NOT performed by SunTrust Mortgage, Inc. or by subservicer(s) or vendor(s) retained by SunTrust Mortgage, Inc.
1122(d)(4)(iv)	Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents.	✓

1122(d)(4)(v)	The Servicer’s records regarding the pool assets agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	✓

1122(d)(4)(vi)	Changes with respect to the terms or status of an obligor’s pool assets (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.	✓

1122(d)(4)(vii)	Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.	✓

1122(d)(4)(viii)	Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).	✓

1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.	✓

1122(d)(4)(x)	Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related pool assets, or such other number of days specified in the transaction agreements.	✓

1122(d)(4)(xi)	Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the Servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.	✓		✓[5]

1122(d)(4)(xii)	Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission[5].	✓

✓[5]	ZC Sterling, Inc. is responsible for the insurance payments component of this criterion

SERVICING CRITERIA		APPLICABLE SERVICING CRITERIA		INAPPLICABLE SERVICING CRITERIA
Reference	Criteria	Performed Directly by SunTrust Mortgage, Inc.	Performed by Vendor(s) for which SunTrust Mortgage, Inc. is the Responsible Party	Performed by subservicer(s) or vendor(s) for which SunTrust Mortgage, Inc. is NOT the Responsible Party	NOT performed by SunTrust Mortgage, Inc. or by subservicer(s) or vendor(s) retained by SunTrust Mortgage, Inc.
1122(d)(4)(xiii)	Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the Servicer, or such other number of days specified in the transaction agreements.	✓

1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	✓

1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.				✓

[Letterhead of SunTrust Mortgage, Inc.]

APPENDIX B*

1.	The Asserting Party has assessed its compliance with Applicable Servicing Criteria for the Reporting period and has identified two instances of noncompliance with the servicing criteria as set out in § 229.1122(d)(1)(iv) and § 229.1122(d)(2)(vii), respectively. In regards to the former, the Asserting Party did not strictly maintain the required fidelity bond coverage amount at all times during 2007. And, in regards to the latter, certain bank reconciliations contained items that required enhanced explanations and that were not fully resolved within 90 calendar days of original identification.

2.	As to the issue identified at § 229.1122(d)(1)(iv), SunTrust Mortgage maintained fidelity bond coverage in the amount of $150MM throughout calendar year 2007, which was determined to be insufficient according to applicable FNMA transaction agreement terms. This deficiency was an issue for limited portions of the year and resulted from an increase in the volume of the servicing portfolio. SunTrust Mortgage has requested a waiver from FNMA stating this coverage amount is adequate without regard for the size of the residential servicing portfolio, subject to an annual FNMA review. FNMA has verbally agreed to this request, and SunTrust Mortgage is working to formalize this agreement. Regarding the issue identified at § 229.1122(d)(2)(vii), SunTrust Mortgage has enhanced its procedures and controls around the relevant reconciliation process to prevent any future compliance concerns.

*	Accountant’s attestation report covers only paragraph 1 of this Appendix B.